UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2007

Illumina, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30361	33-0804655
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9885 Towne Centre Drive, San Diego, California		92121-1975
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 202-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2007, Illumina, Inc. (the Company) entered into an operating lease agreement with BioMed Realty Trust, Inc. (BioMed) to expand into a new office building BioMed will build in San Diego, California. The new building will be used for research and development, manufacturing and administrative purposes. The lease covers approximately 83,866 square feet, which is to be occupied in three phases, the first of which is expected to be occupied by October 1, 2008. The lease expires 15 years from the date the first phase is occupied, subject to the Company’s right to extend the term for up to three additional five-year periods. The Company will begin paying rent once the first phase is occupied, at an initial rate of $114,425 per month, which will increase as the remaining two phases are occupied, based on an initial monthly base rent of $2.80 per rentable square foot. The monthly rent will increase by 5% every 24 months.

On February 14, 2007, the Company also extended an existing operating lease for approximately 109,000 square feet of office space currently leased from BioMed in San Diego, California. Under this lease, the Company will initially pay $338,048 per month in rent. This monthly rent increases each year to a maximum of $504,710 per month during the last year of the lease. This lease will now expire fifteen years from date the first phase of the new building described above is occupied. The Company has the option to extend the term of the lease for three additional five-year periods.

The foregoing description of the leases does not purport to be complete and is qualified in its entirety by the terms and conditions of the leases, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending April 1, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.

February 21, 2007	By:	/s/ Christian O. Henry

Name: Christian O. Henry
Title: Senior Vice President & Chief Financial Officer